Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Announces Fourth Quarter and Full Year 2025 Results;
Provides Guidance for 2026

HOUSTON--(BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals,” “Black Stone,” or “the Partnership”) today announces its financial and operating results for the fourth quarter and full year of 2025 and provides guidance for 2026.

Fourth Quarter 2025 Highlights

•Mineral and royalty production for the fourth quarter of 2025 equaled 30.9 MBoe/d; total production, including working interest volumes, was 32.1 MBoe/d for the quarter
•Net income for the quarter was $72.2 million. Adjusted EBITDA for the quarter totaled $76.7 million
•Distributable Cash Flow was $66.8 million for the fourth quarter
•Black Stone announced a distribution of $0.30 per common unit with respect to the fourth quarter of 2025; distribution coverage for all units was 1.05x
•Total debt at the end of the quarter was $154.0 million; as of February 20, 2026, total debt was $156.0 million with $5.1 million of cash

Full Year Financial and Operational Highlights

•Mineral and royalty volumes in 2025 decreased 9% over the prior year to average 33.3 MBoe/d; average full year 2025 production was 34.6 MBoe/d
•Reported 2025 net income and Adjusted EBITDA of $299.9 million and $337.4 million, respectively
•Cash distributions attributable to the full year 2025 were $1.28 per common unit
•Acquired $114.5 million of mineral and royalty interests
•New development agreements with Revenant Energy and Caturus Energy in the Shelby Trough and Haynesville expansion areas, adding minimum drilling commitments equivalent to 8 wells in 2026, ramping to 37 wells by 2031

Management Commentary

“Over the course of 2025, the Black Stone team executed across all commercial initiatives, advancing Black Stone’s long-term growth,” said Fowler Carter, Co-CEO and President. “We signed multiple development agreements covering 490,000 gross acres and have deployed $239.5 million through our acquisition program since September 2023 to build the Haynesville expansion asset, which extends around the Shelby Trough and towards the Western Haynesville. Across our other assets we had a strong leasing program in 2025, primarily focused in the Permian, and we anticipate another significant, high-interest development in the southern Delaware Basin in addition to the ongoing Coterra activity in Culberson County.

“In the Haynesville expansion area, we are looking forward to Revenant and Caturus initiating their development programs in 2026, where we expect Revenant will outperform its minimum obligation and Caturus will drill multiple wells, including a pilot well stepping further west towards Houston County. Aethon is also planning to drill 18 wells throughout 2026. In addition to these development programs, we are building new opportunities to further expand our asset base and add new development agreements in the Shelby Trough and Haynesville expansion area to further increase long-term growth for our unitholders.”

Taylor DeWalch, Co-CEO and President commented, “We are looking forward to a successful full year 2026, where we expect to start realizing production growth, driven primarily by development agreements in the Shelby Trough and high-interest activity in the Permian. As reflected in our updated guidance last year, we anticipated 2025 production to decline due to reduced activity in the Shelby Trough since late 2023, and for the year, production came in at the high end of that guidance. While we ended 2025 and start 2026 with lower production, we expect to see a significant production increase throughout the year and continued growth in the years to come. This pivotal year points to long-term production and distribution growth, as activity is projected to increase in the Shelby Trough, primarily through Aethon, Revenant, and Caturus surpassing previous activity levels and ultimately expected to reach the equivalent of over 50 wells per year, in the aggregate, based on minimum obligations.

“Importantly, we are maintaining our financial discipline with a solid balance sheet as we continue our strategic, grass roots mineral acquisition program, which combined with recent development agreements and comprehensive asset management, drives meaningful long-term value for the Partnership’s unitholders.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volumes of 30.9 MBoe/d (74% natural gas) for the fourth quarter of 2025, compared to 34.7 MBoe/d for the third quarter of 2025 and 34.8 MBoe/d for the fourth quarter of 2024.

Working interest production was 1.2 MBoe/d in the fourth quarter of 2025, 1.6 MBoe/d for the third quarter of 2025, and 1.3 MBoe/d for the fourth quarter of 2024.

Total reported production averaged 32.1 MBoe/d (96% mineral and royalty, 74% natural gas) for the fourth quarter of 2025, compared to 36.3 MBoe/d and 36.1 MBoe/d for the third quarter of 2025 and the fourth quarter of 2024, respectively.

Realized Prices, Revenues, and Net Income

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $30.63 for the fourth quarter of 2025. This is an increase of 2% from $30.01 per Boe for the third quarter of 2025 and a 1% decrease compared to $30.81 for the fourth quarter of 2024.

Black Stone reported oil and gas revenue of $90.5 million (51% oil and condensate) for the fourth quarter of 2025, a decrease of 10% from $100.2 million in the third quarter of 2025. Oil and gas revenue in the fourth quarter of 2024 was $102.3 million.

The Partnership reported a gain on commodity derivative instruments of $23.5 million for the fourth quarter of 2025, composed of a $4.5 million gain from realized settlements and a non-cash $19.0 million unrealized gain due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a gain on commodity derivative instruments of $27.3 million and a loss of $20.6 million for the quarters ended September 30, 2025 and December 31, 2024, respectively.

Lease bonus and other income was $4.7 million for the fourth quarter of 2025. Lease bonus and other income for the third quarter of 2025 and fourth quarter of 2024 was $5.0 million and $2.0 million, respectively.

The Partnership reported net income of $72.2 million for the fourth quarter of 2025, compared to net income of $91.7 million in the preceding quarter. For the fourth quarter of 2024, the Partnership reported net income of $46.3 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the fourth quarter of 2025 was $76.7 million, which compares to $88.1 million in the third quarter of 2025 and $90.2 million in the fourth quarter of 2024. Distributable Cash Flow for the quarter ended December 31, 2025 was $66.8 million. For the third quarter of 2025 and fourth quarter of 2024, Distributable Cash Flow was $78.6 million and $82.0 million, respectively. Each period reflects the Partnership’s revised definitions of Adjusted EBITDA and Distributable Cash Flow, which exclude seismic data acquisition costs (see “Non-GAAP Financial Measures”).

2025 Proved Reserves

Estimated proved oil and natural gas reserves at year-end 2025 were 54.8 MMBoe, a decrease of 4% from 57.4 MMBoe at year-end 2024, and were approximately 70% natural gas and 88% proved developed producing. The standardized measure of discounted future net cash flows was $889.2 million at the end of 2025, as compared to $868.1 million at year-end 2024.

Netherland, Sewell and Associates, Inc., an independent, third-party petroleum engineering firm, evaluated Black Stone Minerals’ estimate of its proved reserves and PV-10 at December 31, 2025. These estimates were prepared using reference prices of $66.01 per barrel of oil and $3.39 per MMBTU of natural gas in accordance with the applicable rules of the Securities and Exchange Commission (as compared to prompt month prices of $66.39 per barrel of oil and $3.05 per MMBTU of natural gas as of February 20, 2026). These prices were adjusted for quality and market differentials, transportation fees, and, in the case of natural gas, the value of natural gas liquids. A reconciliation of proved reserves is presented in the summary financial tables following this press release.

Financial Position and Activities

As of December 31, 2025, Black Stone Minerals had $1.5 million in cash, with $154.0 million drawn under its credit facility. The Partnership’s borrowing base at December 31, 2025 was $580.0 million, and total commitments under the credit facility were $375.0 million. The Partnership’s next regularly scheduled borrowing base redetermination is set for April 2026. Black Stone is in compliance with all financial covenants associated with its credit facility.

As of February 20, 2026, $156.0 million debt was outstanding under the credit facility and the Partnership had $5.1 million in cash.

Fourth Quarter 2025 Distributions

As previously announced, the Board approved a cash distribution of $0.30 for each common unit attributable to the fourth quarter of 2025. The quarterly distribution coverage ratio attributable to the fourth quarter of 2025 was approximately 1.05x. The distribution will be paid on February 25, 2026 to unitholders of record as of the close of business on February 18, 2026.

Activity Update

Development Activity

During the fourth quarter, Aethon Energy was operating three rigs on our Angelina, Nacogdoches, and San Augustine acreage in the Shelby Trough. Aethon’s development program remains on track, with 6 wells spud in the second half of 2025 as part of the current program year ending June 30, 2026, an additional 8 wells expected in the first half of 2026 to complete that program year, and 10 more wells expected in the second half of 2026 as part of the next program year. Aethon successfully turned to sales 7 gross (0.42 net) wells during the fourth quarter and has an inventory of 5 gross (0.31 net) wells from the previous program year that it expects to turn to sales during early 2026.

Black Stone’s agreement with Revenant Energy covers 270,000 gross acres in which the Partnership currently controls approximately 122,000 undeveloped net acres. Revenant is obligated to drill a minimum of 6 wells in 2026, increasing annually to a minimum of 25 wells per year by 2030. The Partnership has also secured a non-operated working interest partner for the development. In November 2025, the agreement was amended to maintain the 6-well commitment for 2026 and convert future commitments to completed gross lateral-foot targets at one well per 7,000 lateral feet, allowing longer laterals while keeping overall development levels unchanged. Revenant expects to spud more wells than its 6-well commitment for the first program year ending December 31, 2026.

In November 2025, Black Stone entered into a 220,000 gross acre development agreement with Caturus Energy, which aims to push the Shelby Trough westward towards the Western Haynesville. Activity will begin with approximately 2 gross (0.2 net) wells in 2026 and ramp to approximately 12 gross (0.8 net) wells annually by 2031, supported by minimum annual lateral-foot requirements, all net to Black Stone’s interest. In addition to the 2 gross wells in 2026, Caturus plans to drill a pilot well stepping out towards Houston County, consistent with the terms of the agreement.

In the Permian Basin, the Partnership continues to monitor activity, including two large-scale developments expected to generate meaningful liquids volumes in 2026 and beyond. Coterra Energy continues to develop our acreage in Culberson County, Texas. During the third quarter, 5 gross wells (0.17 net) were turned to sales, with the remaining 34 gross (1.21 net) wells expected in the first half of 2026. A second large development of 30 gross (2.04 net) wells in the southern Delaware Basin is expected to come online in the second half of 2026 and first half of 2027.

Acquisition Activity

The Partnership continues to acquire bolt-on acreage in multiple contractual development programs with significant inventory at high net interests across San Augustine, Nacogdoches, Angelina, Cherokee, Houston, and Trinity counties.

In the fourth quarter of 2025, Black Stone acquired $48.8 million of additional (primarily non-producing) mineral and royalty interests. From the inception of this acquisition program in September 2023 through December 2025, the Partnership has completed $239.5 million of mineral and royalty acquisitions, primarily in the expanding Shelby Trough area. Black Stone’s commercial strategy going forward includes the continuation of meaningful, targeted mineral and royalty acquisitions to complement the Partnership’s existing positions.

Summary 2026 Guidance

Following are the key assumptions in Black Stone Minerals’ 2026 guidance, as well as comparable results for 2025:

	FY 2025 Actual	FY 2026 Est.
Mineral and royalty production (MBoe/d)	33.3	32.5 - 34.5
Working interest production (MBoe/d)	1.3	0.5 - 1.5
Total production (MBoe/d)	34.6	33 - 36
Percentage natural gas	74%	77%
Percentage royalty interest	96%	97%

Lease bonus and other income ($MM)	$21.4	$12 - 15

Lease operating expense ($MM)	$10.1	$7 - 9
Production costs and ad valorem taxes (as % of total pre-derivative O&G revenue)	10%	9 - 11%
Exploration Expense ($MM)	$18.6	$28 - 32

G&A - cash ($MM)	$45.9	$51 - 52
G&A - non-cash ($MM)	$9.6	$11 - 13
G&A - TOTAL ($MM)	$55.5	$62 - 65

DD&A ($/Boe)	$2.92	$2.90 - 3.10

Black Stone expects full year 2026 royalty production to stay relatively flat compared to full year 2025; however, the Partnership expects production to build over the year, reaching higher levels by the fourth quarter of 2026. The anticipated increase is primarily attributable to Shelby Trough, Louisiana Haynesville, and key Delaware Basin projects, while the Partnership anticipates a moderation of activity across the rest of the Permian, as well as in the Bakken / Three Forks, Eagle Ford, and Austin Chalk.

The Partnership expects general and administrative expenses to be slightly higher in 2026 due to inflationary costs, selective hires supporting the evaluation and marketing of Black Stone's undeveloped acreage positions and the management of recently signed development agreements with increasing activity in the Shelby Trough, and investments in software and data subscriptions supporting these growth initiatives and overall asset management across the Partnership’s acreage. In addition, exploration costs are projected to increase approximately 60% due to proprietary seismic projects associated with existing and future development programs in the expanded Shelby Trough area. The majority of remaining costs for these projects are expected to be incurred in 2026, with completion targeted for early 2027.

Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2026 and 2027, including derivative contracts put in place after the end of the year. The Partnership’s hedge position as of February 20, 2026, is summarized in the following tables:

Oil Hedge Position
	Oil Swap Volume	Oil Swap Price
	MBbl	$/Bbl
1Q26	615	$64.39
2Q26	615	$64.39
3Q26	615	$64.39
4Q26	615	$64.39
1Q27	330	$59.64
2Q27	330	$59.64
3Q27	330	$59.64
4Q27	330	$59.64

Natural Gas Hedge Position
	Gas Swap Volume	Gas Swap Price
	BBtu	$/MMBtu
1Q26	12,600	$3.73
2Q26	12,740	$3.73
3Q26	12,880	$3.73
4Q26	12,880	$3.73
1Q27	6,300	$3.93
2Q27	6,370	$3.93
3Q27	6,440	$3.93
4Q27	6,440	$3.93

More detailed information about the Partnership’s existing hedging program can be found in Black Stone’s Annual Report on Form 10-K, which is expected to be filed on or around February 24, 2026.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter and full year of 2025 and outlook for 2026 on Tuesday, February 24, 2026 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at
http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 715-9871 for domestic participants and (646)-307-1963 for international participants. The conference ID for the call is 8003975. A recording of the conference call will be available on Black Stone’s website.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners and managers of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below, as wells as the Risk Factors section in our most recent annual report on Form 10-K:
•the Partnership’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Partnership’s properties;
•overall supply and demand for oil and natural gas, and regional supply and demand factors, delays, or interruptions of production;
•conservation measures and general concern about the environmental impact of the production and use of fossil fuels;
•the Partnership’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions including slowdowns, domestically and internationally, and volatility in the securities, capital, or credit markets;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel; and
•the level of drilling activity by the Partnership’s operators, particularly in areas such as the Shelby Trough and the Haynesville, where the Partnership has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Chris Bonner
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
REVENUE
Oil and condensate sales	$46,370	$59,949	$209,361	$269,061
Natural gas and natural gas liquids sales	44,106	42,364	191,616	157,907
Lease bonus and other income	4,706	1,981	21,351	12,461
Revenue from contracts with customers	95,182	104,294	422,328	439,429
Gain (loss) on commodity derivative instruments, net	23,521	(20,568)	47,591	(5,730)
TOTAL REVENUE	118,703	83,726	469,919	433,699
OPERATING (INCOME) EXPENSE
Lease operating expense	2,236	2,272	10,141	9,705
Production costs and ad valorem taxes	8,878	10,701	39,024	49,577
Exploration expense	9,624	156	18,634	2,735
Depreciation, depletion, and amortization	8,670	10,943	36,887	45,196
General and administrative	14,080	11,796	55,463	52,082
Accretion of asset retirement obligations	361	336	1,374	1,298
TOTAL OPERATING EXPENSE	43,849	36,204	161,523	160,593
INCOME FROM OPERATIONS	74,854	47,522	308,396	273,106
OTHER INCOME (EXPENSE)
Interest and investment income	55	190	237	1,666
Interest expense	(2,837)	(1,130)	(8,930)	(3,109)
Other income (expense), net	155	(236)	229	(337)
TOTAL OTHER EXPENSE	(2,627)	(1,176)	(8,464)	(1,780)
NET INCOME	72,227	46,346	299,932	271,326
Distributions on Series B cumulative convertible preferred units	(7,367)	$(7,367)	(29,466)	(29,466)
NET INCOME ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$64,860	$38,979	$270,466	$241,860
ALLOCATION OF NET INCOME:
General partner interest	$—	$—	$—	$—
Common units	64,860	38,979	270,466	241,860
	$64,860	$38,979	$270,466	$241,860
NET INCOME ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.31	$0.19	$1.28	$1.15
Per common unit (diluted)	$0.31	$0.18	$1.28	$1.15
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	211,867	210,694	211,667	210,684
Weighted average common units outstanding (diluted)	212,117	211,078	211,729	210,780

The following table shows the Partnership’s production, revenues, realized prices, and expenses for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited) (Dollars in thousands, except for realized prices)
Production:
Oil and condensate (MBbls)	768	855	3,259	3,606
Natural gas (MMcf)[1]	13,118	14,794	56,237	62,984
Equivalents (MBoe)	2,954	3,321	12,632	14,103
Equivalents/day (MBoe)	32.1	36.1	34.6	38.5
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$60.38	$70.12	$64.24	$74.61
Natural gas ($/Mcf)[1]	3.36	2.86	3.41	2.51
Equivalents ($/Boe)	$30.63	$30.81	$31.74	$30.27
Revenue:
Oil and condensate sales	$46,370	$59,949	$209,361	$269,061
Natural gas and natural gas liquids sales[1]	44,106	42,364	191,616	157,907
Lease bonus and other income	4,706	1,981	21,351	12,461
Revenue from contracts with customers	95,182	104,294	422,328	439,429
Gain (loss) on commodity derivative instruments	23,521	(20,568)	47,591	(5,730)
Total revenue	$118,703	$83,726	$469,919	$433,699
Operating expenses:
Lease operating expense	$2,236	$2,272	$10,141	$9,705
Production costs and ad valorem taxes	8,878	10,701	39,024	49,577
Exploration expense	9,624	156	18,634	2,735
Depreciation, depletion, and amortization	8,670	10,943	36,887	45,196
General and administrative	14,080	11,796	55,463	52,082
Other expense:
Interest expense	2,837	1,130	8,930	3,109
Per Boe:
Lease operating expense (per working interest Boe)	$20.43	$18.62	$20.53	$13.55
Production costs and ad valorem taxes	3.01	3.22	3.09	3.52
Depreciation, depletion, and amortization	2.94	3.30	2.92	3.20
General and administrative	4.77	3.55	4.39	3.69
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in our reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

Adjusted EBITDA and Distributable Cash Flow are supplemental non-GAAP financial measures used by Black Stone’s management and external users of the Partnership’s financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Partnership defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, seismic data acquisition costs, non-cash equity-based compensation, unrealized gains and losses on commodity derivative instruments, and gains and losses on sales of assets, if any. Black Stone defines Distributable Cash Flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Beginning with the three months and year ended December 31, 2025, the Partnership revised its definition of Adjusted EBITDA to exclude seismic data acquisition costs, which are included in Exploration expense on the Partnership’s consolidated statements of operations. Comparative amounts for the three months and year ended December 31, 2024 for each of Adjusted EBITDA and Distributable Cash Flow have been recast to conform to the current period presentation. Management believes this revised definition enhances comparability between periods and reflects the Partnership’s view of seismic data acquisition costs as investments that support the long-term development and value of its mineral and royalty interests.
Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Partnership’s financial performance.
Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Partnership’s computation of Adjusted EBITDA and Distributable Cash Flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited) (In thousands, except per unit amounts)
Net income	$72,227	$46,346	$299,932	$271,326
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	8,670	10,943	36,887	45,196
Interest expense	2,837	1,130	8,930	3,109
Income tax expense (benefit)	(101)	284	(137)	509
Accretion of asset retirement obligations	361	336	1,374	1,298
Seismic data acquisition costs	9,299	76	17,349	2,287
Equity-based compensation	2,397	1,799	9,620	8,564
Unrealized (gain) loss on commodity derivative instruments	(18,981)	29,302	(36,602)	50,944
Adjusted EBITDA	76,709	90,216	337,353	383,233
Adjustments to reconcile to Distributable Cash Flow:
Change in deferred revenue	—	(1)	(3)	(4)
Cash interest expense	(2,582)	(858)	(7,845)	(2,030)
Preferred unit distributions	(7,367)	(7,367)	(29,466)	(29,466)
Distributable Cash Flow	$66,760	$81,990	$300,039	$351,733

Total units outstanding[1]	212,334	211,138
Distributable Cash Flow per unit	0.314	0.388
1 The distribution attributable to the quarter ended December 31, 2025 is calculated using 212,333,793 common units as of the record date of February 18, 2026. Distributions attributable to the quarter ended December 31, 2024 were calculated using 211,137,816 common units as of the record date of February 18, 2025.

Proved Oil & Gas Reserve Quantities

A reconciliation of proved reserves is presented in the following table:

	Crude Oil (MBbl)	Natural Gas (MMcf)	Total (MBoe)
Net proved reserves at December 31, 2024	17,466	239,481	57,380
Revisions of previous estimates	669	(2,732)	214
Purchases of minerals in place	70	943	227
Sales of minerals in place	(24)	(75)	(37)
Extensions, discoveries, and other additions	1,714	47,877	9,693
Production	(3,259)	(56,237)	(12,632)
Net proved reserves at December 31, 2025	16,636	229,257	54,845
Net Proved Developed Reserves
December 31, 2024	17,466	220,901	54,283
December 31, 2025	16,241	191,632	48,179
Net Proved Undeveloped Reserves
December 31, 2024	—	18,580	3,097
December 31, 2025	395	37,625	6,666